Exhibit 99.2

PINK FORM OF ACCEPTANCE AND CANCELLATION OF YASHILI OPTIONS ISSUED BY YASHILI INTERNATIONAL HOLDINGS LTD

THIS PINK FORM OF ACCEPTANCE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to any aspect of this PINK Form of Acceptance or as to the action to be taken, you should consult your licensed securities dealer or registered institution in securities, bank manager, solicitor, professional accountant or other professional adviser.

UBS is making the Option Offer on behalf of the Offeror. The making of the Option Offer to the Yashili Optionholders having registered address outside of Hong Kong may be affected by the laws of the relevant jurisdictions. If you are an overseas Yashili Optionholder having registered address outside of Hong Kong, you should inform yourself about and observe all applicable legal and regulatory requirements. If you wish to accept the Option Offer, it is your responsibility to satisfy yourself as to the full observance of the laws and regulations of the relevant jurisdictions in connection therewith, including the obtaining of all governmental, exchange control or other consents which may be required and the compliance with all necessary formalities and regulatory or legal requirements. You will also be fully responsible for any such issue, transfer or other taxes payable by you in respect of the acceptance of the Option Offer. Acceptance of the Option Offer by you will constitute a warranty by you to the Offeror Parent, the Offeror, UBS and Yashili that you have observed and are permitted under all applicable laws and regulations to receive and accept the Option Offer, and any revision thereof, and that you have obtained all requisite governmental, exchange control or other consents in compliance with all necessary formalities and regulatory or legal requirements and have paid all issue, transfer or other taxes or other required payments due from you in connection with such acceptance in any territory, and that such acceptance shall be valid and binding in accordance with all applicable laws and regulations.

This PINK Form of Acceptance should be read in conjunction with the Composite Document.

HOW TO COMPLETE THIS PINK FORM OF ACCEPTANCE

The Option Offer is conditional. Yashili Optionholders are advised to read the Composite Document before completing this PINK Form of Acceptance. To accept the Option Offer made by UBS on behalf of the Offeror, you should complete and sign this PINK Form of Acceptance overleaf and forward this entire form together with the relevant certificate(s) of the Yashili Options (if applicable) and/or other document(s) of title and/or satisfactory indemnity or indemnities required in respect thereof for the whole or in respect of part of your holding of Yashili Options or if applicable, for not less than the Number of Yashili Options in respect of which you intend to accept the Option Offer, by post or by hand, to Computershare Hong Kong Investor Services Limited, Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than 4:00 p.m. on 13 August 2013, (Tuesday) or such later time(s) and/or date(s) as the Offeror may determine and announce in accordance with the Takeovers Code. The provisions of Appendix I to the Composite Document are incorporated into and form part of this PINK Form of Acceptance.

PINK FORM OF ACCEPTANCE AND CANCELLATION OF YASHILI OPTIONS

To: The Offeror, UBS

1.	My execution of this PINK Form of Acceptance shall be binding on my successors and assigns, and shall constitute:

(a)	my irrevocable acceptance of the Option Offer made by UBS on behalf of the Offeror, as contained in the Composite Document, for the consideration and on and subject to the terms and conditions therein and herein mentioned, in respect of the number of Yashili Options specified in this form or, if no such number is specified or a greater number is specified than I am registered as the Yashili Optionholder of, in respect of all such Yashili Options as to which I am registered as the Yashili Optionholder;

(b)	my irrevocable instruction and authority to each of the Offeror and/or UBS or their respective agent(s) to send a cheque crossed “Not negotiable – account payee only” drawn in my favour for the cash consideration to which I shall have become entitled under the terms of the Option Offer, by ordinary post at my own risk to the office of Yashili Group in Hong Kong at Room 1614, 16th Floor, Times Square Tower 2, 1 Matheson Street, Causeway Bay, Hong Kong for collection within seven Business Days of the later of the date on which the Share Offer becomes or is declared unconditional in all respects and the receipt of all the relevant documents are received by Yashili to render the acceptance under the Option Offer complete and valid;

(c)	my undertaking to execute such further documents and to do such acts and things by way of further assurance as may be necessary or desirable to cancel my Yashili Option(s) surrendered for cancellation under the Option Offer; and

(d)	my agreement to ratify each and every act or thing which may be done or effected by the Offeror Parent and/or the Offeror and/or UBS and/ or Yashili or their respective agent(s) or such person or persons as any of them may direct on the exercise of any of the authorities contained herein.

2.	I understand that acceptance of the Option Offer by me will be deemed to constitute a warranty by me to the Offeror Parent, the Offeror, UBS and Yashili that the number of Yashili Option(s) specified in this form or, if no such number is specified or a greater number is specified than I am registered as the Yashili Optionholder, all such Yashili Options as to which I am registered as the Yashili Optionholder, is/are hereby surrendered and renounced free from all liens, charges, encumbrances, rights of pre-emption and any other third-party rights of any nature and together with all rights attaching to them as on or after the Closing Date.

3.	In the event that my acceptance is not valid in accordance with the terms of the Option Offer, all instructions, authorisations and undertakings contained in paragraph 1 above shall cease, in which event, I authorise and request you to return to me this form duly cancelled, together with the Yashili Option certificate(s) (if applicable), by ordinary post at my own risk to the person at the address stated in 1(b) above or, if no name and address is stated, to me at the registered address maintained by Yashili.

4.	I enclose the relevant Yashili Option certificate(s) (if applicable) for the whole/part of my holding of Yashili Option(s) which is/are surrendered for cancellation on the terms and conditions of the Option Offer. I understand that no acknowledgement of receipt of any PINK Form of Acceptance and/or Yashili Option certificate(s) (if applicable) will be given. I further understand that all documents will be sent by ordinary post at my own risk.

5.	I hereby warrant and represent to the Offeror Parent, the Offeror, UBS and Yashili that I am the registered holder of the number of Yashili Option(s) specified in this form and I have the full right, power and authority to surrender the Yashili Option(s) for cancellation by way of acceptance of the Option Offer.

6.	I warrant to the Offeror Parent, the Offeror, UBS and Yashili that I have observed and are permitted under all applicable laws and regulations where my address is located as set out in the register of Yashili Optionholders of Yashili to accept the Option Offer, and any revision thereof; and that I have obtained all requisite governmental, exchange control or other consents and made all registration or filing required in compliance with all necessary formalities and regulatory or legal requirements; and that I have paid all issue, transfer or other taxes or other required payments due from me in connection with such acceptance; and that such acceptance shall be valid and binding in accordance with all applicable laws and regulations.

7.	I warrant to the Offeror Parent, the Offeror, UBS and Yashili that I shall be fully responsible for payment of any transfer or other taxes or duties payable by me in connection with my acceptance of the Option Offer.

8.	I acknowledge that, save as expressly provided in the Composite Document and this PINK Form of Acceptance, all the acceptance, instructions, authorisation and undertakings hereby given shall be irrevocable.

9.	I understand that no acknowledgement of receipt of any form(s) of acceptance and cancellation will be given.

PERSONAL DATA

Personal Information Collection Statements

This personal information collection statement informs you of the policies and practices of the Offeror Parent, the Offeror, UBS and Yashili and in relation to personal data and the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “Ordinance”).

1.	Reasons for the collection of your personal data

To accept the Option Offer for your Yashili Option(s), you must provide the personal data requested. Failure to supply the requested data may result in the processing of your acceptance being rejected or delayed. It may also prevent or delay the despatch of the consideration to which you are entitled under the Option Offer.

2.	Purposes

The personal data which you provide on this PINK Form of Acceptance may be used, held and/or stored (by whatever means) for the following purposes:

•	processing your acceptance and verification of compliance with the terms and application procedures set out in this PINK Form of Acceptance and the Composite Document;

•	conducting or assisting to conduct signature verifications, and any other verification or exchange of information;

•	distributing communications from the Offeror Parent, the Offeror and/or Yashili and/or their respective agents, officers and advisers;

•	establishing benefit entitlements of the Yashili Optionholders;

•	making disclosures as required by laws, rules or regulations (whether statutory or otherwise);

•	disclosing relevant information to facilitate claims on entitlements;

•	any other purpose in connection with the business of the Offeror Parent, the Offeror and Yashili; and

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any other incidental or associated purposes relating to the above and/or to enable the Offeror Parent and/or the Offeror and/or Yashili and/or UBS to discharge its obligations to the Yashili Optionholders and/or under applicable regulations, and other purpose to which the Yashili Optionholders may from time to time agree to or be informed of.

3.	Transfer of personal data

The personal data provided in this PINK Form of Acceptance will be kept confidential but the Offeror Parent and/or the Offeror and/ or UBS and/or Yashili may, to the extent necessary for achieving the purposes above or any of them, make such enquiries as they consider necessary to confirm the accuracy of the personal data and, in particular, they may disclose, obtain, transfer (whether within or outside Hong Kong) such personal data to, from or with any and all of the following persons and entities:

•	the Offeror Parent, the Offeror, UBS, Yashili and/or any of their agents, officers and advisers;

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any agents, contractors or third party service providers who offer administrative, telecommunications, computer, payment or other services to the Offeror Parent and/or the Offeror and/or UBS and/or Yashili;

•	any regulatory or governmental bodies;

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any other persons or institutions with which you have or propose to have dealings, such as your bankers, solicitors, accountants or licensed securities dealers or registered institution in securities; and

•	any other persons or institutions whom the Offeror Parent and/or the Offeror and/or UBS and/or Yashili considers to be necessary or desirable in the circumstances.

4.	Access and correction of personal data

The Ordinance provides you with rights to ascertain whether the Offeror Parent and/or the Offeror and/or UBS and/or Yashili hold your personal data, to obtain a copy of that data, and to correct any data that is incorrect. In accordance with the Ordinance, the Offeror Parent and/or the Offeror and/or UBS and/or Yashili have the right to charge a reasonable fee for the processing of any data access request. All requests for access to data or correction of data or for information regarding policies and practices and the kinds of data held should be addressed to the Offeror Parent, the Offeror, UBS or Yashili (as the case may be).

BY SIGNING THIS PINK FORM OF ACCEPTANCE, YOU AGREE TO ALL OF THE ABOVE.